Dear Fellow Shareholder:
Twice over the past several weeks we have mailed you proxy information so that you could vote on some important proposals that affect your Fidelity Money Market mutual fund. The information included a proxy statement with complete descriptions of each proposal.
I am writing you to remind you to vote, if you haven't done so already. I've enclosed another proxy card that lists the proposals to use to cast your vote. PLEASE VOTE THE ENCLOSED PROXY CARD AND RETURN IT IMMEDIATELY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
YOUR VOTE IS IMPORTANT!
The shareholder meeting originally scheduled for November 16th was postponed because we did not receive a majority of the votes. Please vote as soon as possible so we achieve quorum prior to the shareholder meeting
scheduled for December 8th.   Your vote affects the quorum, and your prompt
attention to this request will save the cost of further solicitations.
The proposals on the enclosed yellow proxy card have been carefully reviewed by the Fund's Board of Trustees, which is responsible for protecting your interests as a shareholder. The Board believes that these proposals are fair and reasonable, and has recommended that you approve them.
VOTING BY MAIL IS QUICK AND EASY.  EVERYTHING YOU NEED IS ENCLOSED.
You are entitled to one vote for each share you own. To cast your ballot, simply record your vote on the enclosed proxy card. Be sure to sign the card before mailing it in the postage-paid envelope provided.
If you have any questions before you vote, or you would like to re-vote, please call your Fidelity toll-free retirement plan number. Thank you for your participation in this important initiative.
Sincerely,
Edward C. Johnson 3d
President
FMMT-3PXL-1194